FILED PURSUANT TO RULE 424(b)(3)

Registration No. 333–144943

PROSPECTUS

WATCHTOWER, INC.

The Sale By Watchtower, Inc.
of Up To 5,000,000 Shares of Common Stock At $0.05 Per Share

And

The Resale By Certain Selling Shareholders
of 3,500,000 Shares of Common Stock At $0.05 Per Share

This prospectus relates to (i) the resale of 3,500,000 shares of common stock, par value $0.0001 per share, of Watchtower Inc., which are issued and outstanding and will be offered and sold by the holders thereof, and (ii) the sale of up to 5,000,000 shares of common stock, par value $0.0001 per share, to be offered and sold by Watchtower, Inc.

The 5,000,000 shares to be offered by Watchtower, Inc. will be newly-issued shares of common stock, par value $0.0001 per share. The shares will be offered and sold at a price of $0.05 per share. They will be offered on a "best efforts basis." The shares will be offered and sold by the directors and officers of Watchtower, Inc. on its behalf, and no underwriters or broker-dealers will be involved in such offering. The offering will commence as soon as practicable after the effective date of the registration statement relating to this prospectus. It will terminate 180 days after such effective date, but such termination date may be extended for up to an additional 90 days in our discretion. Watchtower, Inc. reserves the right to terminate the offering at an earlier date, in its sole discretion, even if no shares are sold.

There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account. Funds received by Watchtower, Inc. for the payment of shares subscribed for in the offering will be deposited into a bank account maintained by it and under its control and be immediately available for its use. Such funds will not be placed into escrow, trust or any other similar arrangement. All funds received by Watchtower, Inc. will be retained by it for its use and will not be refunded.

The 3,500,000 shares to be resold are shares of our common stock, par value $0.0001 per share, which are issued and outstanding and will be offered and sold by the holders thereof. Such shares will be offered and sold at a price of $0.05 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we intend to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to be eligible for trading on the Over-The-Counter Bulletin Board or a similar electronic inter-dealer quotation system. We do not yet have a market maker who has agreed to file such application. Investing in our securities involves significant risks. See “Risk Factors” beginning on page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is August 21, 2007

A Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PROSPECTUS SUMMARY

As used in this Prospectus, references to the "Company," the "Registrant," "we," “our” or "us" refer to Watchtower, Inc., unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

Corporate Background

Watchtower, Inc. was incorporated on February 20, 2007 under the laws of the State of Nevada. We have not generated any revenue to date and are a development stage company. We are focused on becoming involved in the growing market for renewable and environmentally sustainable energy and intend to market and resell agricultural based bio-diesel fuels. Bio-diesel is fuel made from vegetable oils or animal fats which can be used in existing diesel engines. Our goal is to source various available agri-biodiesel fuel products from many producers internationally and offer renewable alternatives to petroleum based fuels in the United States. This offering will provide us with an infrastructure platform to effectuate our business plan.

Our offices are currently located at c/o David Lubin & Associates, PLLC, 26 East Hawthorne Avenue, Valley Stream, NY 11580. Our telephone number is (516) 887-8200. We do not currently have a functioning website.

The Offering

Securities offered:
(i) 3,500,000 shares of common stock, par value $0.0001 per share, which are issued and outstanding and will be offered and sold by the holders thereof; and
(ii) 5,000,000 shares of common stock, par value $0.0001 per share, to be offered and sold by our Company

Offering price:	$.05 per share per share until a market develops and thereafter at market prices or prices negotiated in private transactions

Shares outstanding prior to offering:	11,500,000

Shares outstanding after offering:	16,500,000, if the maximum of 5,000,000 shares of common stock is sold in our primary offering.

Market for the common shares:

There is no market for our securities. Our common stock is not traded on any exchange or quoted on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to be eligible for quotation on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:
If we are successful at selling the maximum of 5,000,000 shares we are offering, our net proceeds from this offering will be $215,000. We intend to use these proceeds towards expenses related to this offering, office facilities and equipment, marketing, travel expenses, general and administrative expenses, and working capital. See the section below entitled “Use of Proceeds.”

We will not receive any proceeds from the sale of shares by the selling stockholders.

Summary Financial Information

For The Period February 20, 2007 (Inception) To June 30, 2007
Statement of Operations Data:
Revenues	$ -
Net Loss	$(2,165)
Net Loss Per Common Share - Basic and Diluted	$( .00)
Weighted Average Common Shares Outstanding -Basic and Diluted	11,500,000

June 30, 2007
Working Capital	$ 8,635
Total Assets	$ 59,635
Stockholders' Equity	$ 33,635

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.
RISK FACTORS RELATING TO OUR COMPANY

We are a development stage company with no operating history and may never be able to effectuate our business plan or achieve any revenues or profitability; at this stage of our business, even with our good faith efforts, potential investors have a high probability of losing their entire investment.

We are subject to all of the risks inherent in the establishment of a new business enterprise. Watchtower, Inc. was established on February 20, 2007. Although we have begun initial investigations into the alternative energy sector, specifically with biodiesel, we may not be able to successfully effectuate our business. There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed business and operations is unproven, and the lack of operating history makes it difficult to evaluate the future prospects of our business. We have not generated any revenues to date. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business, and our Company is a highly speculative venture involving significant financial risk.

We expect losses in the future because we have no revenue to offset losses.

As we have no current revenue, we are expecting losses over the next 12 months because we do not yet have any revenues to offset the expenses associated with the development and implementation of our marketing plan. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

We have a going concern opinion from our auditors, indicating the possibility that we may not be able to continue to operate.

We have not yet established an ongoing source of revenues sufficient to cover our operating costs to allow us to continue as a going concern. Furthermore, we anticipate generating losses for the next 12 months. These factors raise substantial doubt that we will be able to continue operations as a going concern, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the period February 20, 2007 (inception) to June 30, 2007 Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

The biofuels industry in the United States is currently dependent upon tax policies and environmental regulations that favor the use of biofuels in motor fuel blends. A change in these government policies favorable to biodiesel may cause demand for biodiesel to decline, and thus negatively impact our prospects for achieving revenues or profitability.

Growth and demand for biodiesel may be driven primarily by federal and state government policies, such as the federal excise tax credit (which expires December 31, 2008) and the national renewable fuels standard. The continuation of these policies is uncertain, which means that demand for biodiesel may decline if these policies change or are discontinued. In addition, a significant long-term fall in the rate of excise or duties levied on petrodiesel would impact upon the competitiveness and viability of biodiesel. A decrease in the demand for biofuel that may result from such regulatory changes would negatively impact our prospects for achieving revenues or profitability. As a result, we may not be able to achieve revenues and profitability and you may lose your entire investment in us.

As importers and distributors, we depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.

We expect that our products will be supplied to us by third party suppliers. We have not entered into any agreements with such suppliers. Changes in our relationships with these suppliers, shortages, production delays, or work stoppages by the employees of such suppliers could have a material adverse effect on our ability to timely provide our products and secure sales. It is possible that notwithstanding the relationship between our suppliers and our Company, our suppliers may not be able to fulfill their obligations to us. Delays or technical problems with the product may cause our customers to cease ordering our products. If we cannot obtain an adequate supply of products, this could result in a decrease in our sales and earnings.

We do not employ sales agents and will rely on third parties to sell and market our products, which may place us at a competitive disadvantage.

We expect to hire third-party marketing firms to market some or all of the biodiesel we plan to sell. As a result, we expect to be dependent on any biodiesel broker that we engage. There is no assurance that we will be able to enter into contracts with any biodiesel broker on terms that are favorable to us. If the biodiesel broker breaches the contract or does not have the ability, for financial or other reasons, to market all of the biodiesel we procure, we may not have any readily available means to sell product. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell our biodiesel products may result in less income from sales, reducing the prospects our revenue stream.

Our lack of business diversification could have a negative impact on our financial performance if we do not generate revenue from our primary products or such revenues decrease.

We expect that our business will consist of the sale of biodiesel fuels. We currently have no other lines of business or other sources of revenue. Our lack of business diversification could cause us to be unable to generate revenues by the sale of biodiesel since we do not have any other lines of business or alternative revenue sources.

Since our officers work or consult for other companies, their activities could slow down our operations.

Our officers and directors are not required to work exclusively for us and do not devote all of their time to our operations. Therefore, it is possible that a conflict of interest with regard to their time may arise based on their employment for other companies. Their other activities may prevent them from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slow down in operations. It is expected that each of our directors will devote between 5 and 30 hours per week to our operations on an ongoing basis, and will devote whole days and even multiple days at a stretch when required.

As our two officers, Mr. Yisroel Guttfreund and Mr. Yechezkel Klohr, have no training or experience in the commercial reselling of bio-fuel products, we will have to hire qualified consultants. If we cannot locate qualified consultants, we may have to suspend or cease operations which will result in the loss of your investment.

As neither of our executive officers have any training or experience in the commercial reselling of bio-fuel products, we will have to hire qualified consultants to perform the various necessary tasks. Additionally, due to their lack of experience, our executive officers may make wrong decisions and choices regarding the company’s marketing strategy and may not take into account standard managerial approaches which such companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

If we are unable to obtain additional funding, our business operations will be harmed. Even if we do obtain additional financing our then existing shareholders may suffer substantial dilution.

We will require additional funds to operate our business, develop a marketing program and address all necessary infrastructure concerns. We anticipate that we will require a minimum of $100,000 to fund our continued operations for the next twelve months. We hope to raise this capital through our public offering after the registration statement relating to this prospectus is declared effective by the Securities and Exchange Commission. It is possible that additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. The inability to raise the required capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause the company to become dormant. Any additional equity financing may involve substantial dilution to our then existing shareholders.

We may not be able to compete with current and potential bio-fuel resellers, some of whom have greater resources and experience than we do.

The bio-fuel market is intensely competitive and subject to rapid change. We do not have the resources to compete with our existing competitors or with any new competitors. We compete with many alternative fuel companies which have significantly greater personnel, financial and managerial resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

Our two principal stockholders, who are our officers and directors, own a controlling interest in our voting stock. Therefore investors will not have any voice in our management, which could result in decisions adverse to our general shareholders.

Our officers and directors, in the aggregate, beneficially own approximately or have the right to vote 70% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval including:

•  election of our board of directors;
•  removal of any of our directors;
•  amendment of our Articles of Incorporation or bylaws; and
•  adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by our directors and executive officers, could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the company may decrease. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

RISK RELATED TO THE BIODDIESEL INDUSTRY

Our financial performance will be dependent on prices for soybean oil and other agri-biodiesel products which are subject to and determined by market forces outside our control. An increase in the prices for these input commodities will materially affect our ability to operate at a profit.

Our results of operations and financial condition will be significantly affected by the cost and supply of soybean oil and other alternative feedstocks. We expect that the cost of acquiring soybean oil will be our single largest expense. The price of soybean oil or other feedstocks is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions, the output and proximity of soybean crush facilities, and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of soybean oil is difficult to predict. Any event that tends to negatively affect the supply of soybean oil, such as adverse weather or crop disease, could increase soybean oil prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in sourcing soybean oil on economical terms due to supply shortages. Such a shortage could require us to suspend operations until soybean oil is available at economical terms, which would have a material adverse effect on our business, results of operations and financial position. The price we pay for soybean oil from a facility could increase if an additional biodiesel production facility is built in the same general vicinity.

The availability and price of soybean oil will significantly influence our financial performance. We may purchase soybean oil in the cash market and hedge soybean oil price risk through futures contracts and options to reduce short-term exposure to price fluctuations. There is no assurance that our hedging activities will successfully reduce the risk caused by price fluctuation which may leave us vulnerable to high soybean oil prices. Hedging activities themselves can result in costs because price movements in soybean oil contracts are highly volatile and are influenced by many factors that are beyond our control.

Declines in the prices of biodiesel will have a significant negative impact on our financial performance.

Our revenues will be greatly affected by the price at which we can sell our biodiesel. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of diesel fuel, level of government support, and the availability and price of competing products. United States biodiesel prices generally parallel the movement of petroleum oil prices. Oil prices are difficult to forecast because the market reflects the global economy, which is subject to political upheaval, natural disasters, and other myriad factors. Even the slightest rumor of political instability can significantly affect the price of oil. Further, exchange rates play a key role in domestic oil pricing. Any lowering of diesel prices will likely also lead to lower prices for biodiesel, which may decrease our biodiesel sales and reduce revenues.

As domestic biodiesel production comes to grow, biodiesel prices may decline which could significantly reduce sales.

The number of biodiesel plants being developed and constructed in the United States is increasing at a rapid pace. The passage of the Energy Policy Act of 2005 included a renewable fuels mandate that we expect will further increase the number of domestic biodiesel production facilities. If the demand for biodiesel does not grow at the same pace as increases in supply, we would expect the price for biodiesel to decline. Declining biodiesel prices will result in lower revenues and may reduce or eliminate profits.

RISKS RELATING TO OUR COMMON SHARES

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock and 5,000,000 shares of preferred stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

• that a broker or dealer approve a person's account for transactions in penny stocks; and
• the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

• obtain financial information and investment experience objectives of the person; and
• make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

• sets forth the basis on which the broker or dealer made the suitability determination; and
• that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to apply for admission to quotation of our securities on the OTC Bulletin Board after this prospectus is declared effective by the SEC. If for any reason our common stock is not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Certificate of Incorporation authorizes us to issue up to 5,000,000 shares of “blank check” preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock

THE OFFERING

This prospectus relates to the following: (a) the offering and sale by our Company of up to an aggregate of 5,000,000 shares of the Company’s common stock, par value $0.0001 per share; and (b) the resale of 3,500,000 issued and outstanding shares of the Company’s common stock, par value $0.001 per share, to be offered and sold by the holders thereof. Such shares will be offered and sold at a price of $0.05 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices.

The shares to be offered and sold by us will be offered on a “best efforts basis.” The shares will be sold by our directors and officers on our behalf, and no underwriters or broker-dealers will be involved in such offering. The offering will commence as soon as practicable after the effective date of the registration statement relating to this prospectus. It will terminate 180 days after such effective date, but such termination date may be extended for up to an additional 90 days in our discretion. We reserve the right to terminate the offering at an earlier date, in our sole discretion, even if no shares are sold.

The 3,500,000 shares to be resold are shares of our common stock, par value $0.0001 per share, which are issued and outstanding and will be offered and sold by the holders thereof. Such shares were offered and sold by us at a purchase price of $0.01 per share to the selling security holders in private placements conducted in April 2007 to the selling security holders pursuant to the exemptions from registration under the Securities Act provided by Regulations S promulgated thereunder.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the 3,500,000 shares of common stock being offered by the selling security holders.

We will receive proceeds from the sale of up to 5,000,000 shares of common stock being offered by our Company. If the sale of the maximum amount of shares being offered herein is achieved, of which there is no assurance, we estimate that the net proceeds from this offering will be approximately $215,000, after deducting $35,000 for estimated offering expenses, which include legal, accounting and filing fees. The proceeds are expected to be disbursed, in the priority set forth below, during the first twelve (12) months after the successful completion of the offering as set forth in the table below. The table below sets forth the use of proceeds if 5,000,000 shares or 2,500,000 shares.

	Sale of 5,000,000 Shares	Sale of 2,500,000 Shares
Net Proceeds:	$215,000	$90,000

The net proceeds will be used as follows:

Office facilities and equipment:	$50,000	$25,000

Marketing:	$50,000	$25,000

Travel Expenses:	$25,000	$15,000

Working Capital:	$90,000	$25,000

Totals:	$215,000	$90,000

That portion of the net proceeds not required for immediate expenditure may be deposited into an interest-bearing account or invested in short-term government notes, treasury bills, or similar obligations of financial institutions, at the sole discretion of the Company.

DETERMINATION OF OFFERING PRICE

Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Our Company and our selling security holders will be offering the shares of common stock being covered by this prospectus at a price of $0.05 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

The offering price was determined arbitrarily based on a determination of the Board of Directors of the price at which they believed investors would be willing to purchase the shares. Additional factors that were included in determining the offering price are the lack of liquidity resulting from the fact that there is no present market for our stock and the high level of risk considering our lack of profitable operating history.

DILUTION

8,000,000 shares of our presently issued and outstanding shares of common stock were issued to certain shareholders who were involved in the founding of the company and our officers and directors at par value in consideration for cash payments aggregating $800. The remaining 3,500,000 shares of our presently issued and outstanding shares of common stock were issued to the selling shareholders at a purchase price of $0.01 per share in private placements conducted in April 2007 pursuant to the exemptions from registration under the Securities Act provided by Regulations S promulgated thereunder. In contrast, all of the shares offered hereby are being offered at $.05 per share. Accordingly, the shares being offered hereby are being offered at a price significantly more than the price paid by our founders, officers, and directors, for shares of common stock purchased by them.

“Dilution,” as the term is used herein, is a reduction in the value of a purchaser’s investment measured by the difference between the purchase price and the net tangible book value of the common shares after the purchase takes place. “Net book value” represents the amount of total assets less the amount of total liabilities divided by the number of shares of our common stock outstanding. This dilution arises mainly from the arbitrary decision as to the offering price per share and the lower book value of the shares currently outstanding. As we are a development stage company with no assets, operations or revenues at this time, there is no reasonable measure of the net tangible book value per share for our outstanding common stock.

The following table summarizes the dilution which investors participating in the offering would incur and the benefit to current shareholders as a result of this offering, if 5,000,000 shares, 2,500,000 shares, or 1,000,000 shares are sold (after deducting any legal, accounting, printing, or other offering costs incurred in connection with this offering).

	Sale of 5,000,000 Shares	Sale of 2,500,000 Shares	Sale of 1,000,000 Shares

Net Tangible Book Value Per Share Prior to the Offering	$.00	$.00	$.00

Increase in Net Book Value Per Share Attributable to this Offering	$.02	$.01	$.01

Net Book Value Per Share After this Offering	$.02	$.01	$.01

Dilution to New Investors	$.03	$.04	$.04

DESCRIPTION OF BUSINESS

Overview

We were incorporated in the State of Nevada on February 20, 2007. We are a development stage company. We have not generated any revenue to date and our operations have been limited to organizational, start-up, and fund raising activities. In April 2007, we raised an aggregate of $35,000 from 39 investors in a private placement. These funds were used by us primarily in preparation for this offering. We currently have no employees other than our officers, who are also our directors.

The address of our principal executive office is c/o David Lubin & Associates, PLLC, 26 East Hawthorne Avenue, Valley Stream, NY 11580 Our telephone number is (516) 887-8200. We do not have a website at this time

Our Business Stategy

We are focused on the market for renewable and environmentally sustainable energy and intend on becoming involved in agricultural based biodiesel (agri-biodiesel) fuels. Our goal is to source various available agri-biodiesel fuel products from many producers internationally and offer renewable alternatives to petroleum based fuels in the United States.

Agri-biodiesel is defined as “being made from virgin oils derived from agricultural products and animal fats”. Agri-diesel is commonly made out of palm, soybeans, rapeseed, and yellow grease. Agri-biodiesel fuel offers many benefits over traditional petroleum based oil. One of the major benefits of agri-diesel fuel is that its’ use will reduce dependence on oil from unstable geopolitical regions. Additionally, as agri-diesel is non toxic, bio degradable, safe and easy to transport and store it will have a positive impact to the local and global environment. Agri-diesel can be blended with petroleum-based diesel in any ratio without the need for engine modifications. Consequently, it is likely that agri-diesel will help to reduce engine wear.

Recent U.S. public policy has mandated an increase in use of biodiesel fuels as witnessed by the passing of the Energy Policy Act of 2005. This act is designed to make biodiesel price competitive with petroleum diesel in the U.S. as quickly as possible. This is accomplished with an offering by the U.S. government of a $1.00 per gallon tax credit for Agri-biodiesel fuel and other forms of biodiesel are eligible for a $0.50 per gallon tax credit. These tax credits are valid through December 31, 2008. The tax credit is eligible to blenders and distributors of biodiesel. The tax credit is independent of the tax status of the entity filing the claim and refunds are designed to be paid within 20 days of blending. Agri-diesel offers biotechnology benefits as well. By creating faster maturing and higher yielding plants that are optimized for local climates and pest resistance, the industry is maturing and should be able to increase production. This along with the steps taken by the U.S. government will aid greatly in weaning dependency on petroleum based fuels.

We do not have sufficient capital to operate our business and will require additional funding to sustain operations through the next twelve months. There is no assurance that we will have revenue in the future or that we will be able to secure the necessary funding to develop our business.

Our Business Objectives

Our objective is to purchase agri-diesel from foreign producers and ship the fuel to the United States. There, the company will store the fuel and ultimately sell and ship to the entire continental United States. Ultimately the company goal is to become an industry leader in the marketing and reselling of agri-biodiesel fuels in the United States.

The company has no revenues at this time. As of June 30, 2007 we had $34,635 in cash. It is our belief that this will suffice until we are quoted on the NASD Over the Counter Bulletin Board. We are offering up to a total of 5,000,000 shares of common stock on a best efforts basis, but there is no assurance that we will be able to successfully sell any or all of the shares we are offering. The offering price is $0.05 per share.

Proceeds from this offering will be used for the creation and implementation of a comprehensive business and marketing plan. If it turns out that we have not raised enough money to effectuate our business plan, we will try to raise additional funds from a public offering, a private placement or loans. At the present time, the company has not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If the company needs additional money and are not successful, it will have to suspend or cease operations.

Product Development

Our products are intended to be utilized as an alternative fuel or as an additive to traditional fuel to the entire U.S. population. Consequently it our goal to have our fuel be easy to obtain and competitively priced to our target market. For the goals to be realized, a comprehensive business plan must be established, a qualified management team must be retained, strong supplier relationships must be established, shipping contracts secured, storage facilities leased and delivery to end reseller procured. Additionally, a substantial marketing plan would have to be developed. As this would require considerable time and financial resources, we intend to approach these goals in an incremental fashion.

•
Phase I - Over the course of a twelve month period we plan to focus our efforts on the development of a comprehensive business and marketing plan to assist us with a successful entry into the agri-diesel market place. We recognize that our current management and Board of Directors do not have sufficient business planning experience to create and execute an effective business plan. Accordingly, it is our intention to seek out a consulting firm(s) that specializes in this arena. Additionally, we will utilize this time period to actively seek out qualified individuals who can assume key management positions to assist the company in attaining its’ stated goals.

•	Phase II –

A) Establish Supplier Relationships - Bio-diesel fuels are produced in many different countries spanning the globe. These areas include Malaysia, Asia, South America and Europe. In order to be able to meet the voracious demands of the U.S. population, it will be imperative that we establish strong supplier relations from various regions of the world. This will allow us to meet demand as well as mitigate any minor supply issues that are sure to arise from time to time for any number of reasons including climate and/or political issues. Suppliers will be identified and selected based on the quality of their product, volume capacity and ability to deliver the product in a timely fashion. As bio-diesel grows as an industry, we expect the need to constantly monitor new suppliers that will appear on the market to ensure our competitiveness in the industry.

B) Secure Distribution- Distribution of bio-diesel is complex due to the many challenges that the industry faces. Shipping the fuel to the U.S. is the first leg of the journey. Once the fuel is in the U.S. it must be stored at a facility until arrangements can be made to distribute the fuel to the reseller by rail, water or road. As fuel storage facilities are limited, it is imperative for us to obtain agreements with storage facilities in the various port cities that have fuel storage facilities. Once storage facilities are procured, distribution to the reseller by rail, water or road must be arranged. Each delivery method has challenging issues that must be anticipated. Rail challenges include a limited number of railcars and high incidence of service delays by the railways. Barge resources and increased security at U.S. ports are issued that must be navigated and due to the weight of the fuel, truck capacity is limited. Due to the limitations of each transportation mode, it is necessary to utilize all three to optimization.

•
Phase III – Marketing- Once the agri-diesel has been obtained from the supplier and shipped to the U.S. it will be sold and delivered to two distinct groups, users and resellers of agri-diesel fuels. We will first attempt to form agreements with blue chip customers. These are generally customers that can guarantee a significant need for agri-diesel fuel. This would include various major cruise lines, maritime fueling companies and other large industry users of fuel. By obtaining these relationships we hope to build a solid base of loyal business clientele. In addition to business clientele, we hope to forge relationships with branded and unbranded fuel resellers. As agri-diesel can be blended with petroleum fuel on any level without engine modification, our aim is to provide the agri-fuel as a cost benefit to the resellers by allowing them to sell additional fuel at a cheaper cost. Establishing these relationships are vital to our success.

Governmental Regulation

Our business is subject to extensive and frequently changing federal, state and local laws and regulations relating to the protection of the environment. These laws, their underlying regulatory requirements and their enforcement, some of which are described below, impact, or may impact, our existing and proposed business operations by imposing:

-	restrictions on our existing and proposed business operations and/or the need to install enhanced or additional controls;

-	the need to obtain and comply with permits and authorizations;

-
liability for exceeding applicable permit limits or legal requirements, in certain cases for the remediation of contaminated soil and groundwater at our facilities, contiguous and adjacent properties and other properties owned and/or operated by third parties; and

-	specifications for the ethanol we market and produce.

In addition, some of the governmental regulations to which we are subject are helpful to our ethanol marketing and production business. The ethanol fuel industry is greatly dependent upon tax policies and environmental regulations that favor the use of ethanol in motor fuel blends in North America. Some of the governmental regulations applicable to our ethanol marketing business are briefly described below.

Federal Excise Tax Exemption

Ethanol blends have been either wholly or partially exempt from the federal excise tax on gasoline since 1978. The exemption has ranged from $0.04 to $0.06 per gallon of gasoline during that 25-year period. The current federal excise tax on gasoline is $0.184 per gallon, and is paid at the terminal by refiners and marketers. If the fuel is blended with ethanol, the blender may claim a $0.51 per gallon tax credit for each gallon of ethanol used in the mixture. The federal excise tax exemption was revised and its expiration date was extended for the sixth time since its inception as part of the American Jobs Creation Act of 2004. The new expiration date of the federal excise tax exemption is December 31, 2010. We believe that it is highly likely that this tax incentive will be extended beyond 2010 if Congress deems it necessary for the continued growth and prosperity of the ethanol industry.

Clean Air Act Amendments of 1990

In November 1990, a comprehensive amendment to the Clean Air Act of 1977 established a series of requirements and restrictions for gasoline content designed to reduce air pollution in identified problem areas of the United States. The two principal components affecting motor fuel content are the oxygenated fuels program, which is administered by states under federal guidelines, and a federally supervised reformulated gasoline, or RFG, program.

Oxygenated Fuels Program

Federal law requires the sale of oxygenated fuels in certain carbon monoxide non-attainment MSAs during at least four winter months, typically November through February. Any additional MSAs not in compliance for a period of two consecutive years in subsequent years may also be included in the program. The EPA Administrator is afforded flexibility in requiring a shorter or longer period of use depending upon available supplies of oxygenated fuels or the level of non-attainment. This law currently affects the Los Angeles area, where over 150 million gallons of ethanol are blended with gasoline each winter.

Reformulated Gasoline Program

The Clean Air Act Amendments of 1990 established special standards effective January 1, 1995 for the most polluted ozone non-attainment areas: Los Angeles Area, Baltimore, Chicago Area, Houston Area, Milwaukee Area, New York City Area, Hartford, Philadelphia Area and San Diego, with provisions to add other areas in the future if conditions warrant. California’s San Joaquin Valley, the location of our Madera County ethanol plant, was added in 2002. At the outset of the RFG program there were a total of 96 MSAs not in compliance with clean air standards for ozone, which currently represents approximately 60% of the national market.

The RFG program also includes a provision that allows individual states to “opt into” the federal program by request of the governor, to adopt standards promulgated by California that are stricter than federal standards, or to offer alternative programs designed to reduce ozone levels. Nearly all of the Northeast and middle Atlantic areas from Washington, D.C., to Boston not under the federal mandate have “opted into” the federal standards.

These state mandates in recent years have created a variety of gasoline grades to meet different regional environmental requirements. RFG accounts for about 30% of nationwide gasoline consumption. California refiners blend a minimum of 2.0% oxygen by weight. This is the equivalent of 5.7% ethanol in every gallon of gas, or roughly 1.0 billion gallons of ethanol per year in California alone.

National Energy Legislation

The Energy Policy Act of 2005 was signed into law by President Bush in August 2005. The Energy Policy Act of 2005 substituted the then existing oxygenation program in the RFG program with the RFS. The RFS sets a minimum amount of renewable fuels that must be used by fuel refiners. Beginning in 2006, the minimum amount of renewable fuels that must be used by fuel refiners is 4.0 billion gallons, which increases progressively to 7.5 billion gallons in 2012. While we believe that the overall national market for ethanol will grow, we also believe that the market for ethanol in certain geographic areas such as California could experience either increases or decreases in demand depending on the preferences of petroleum refiners and state policies. See “Risk Factors.”

State Energy Legislation and Regulations

State energy legislation and regulations may affect the demand for ethanol. California recently passed legislation regulating the total emissions of CO 2 from vehicles and other sources. In 2006, the State of Washington passed a statewide renewable fuel standard effective December 1, 2008. We believe other states may also enact their own renewable fuel standards.

On January 18, 2007, California’s Governor signed an executive order directing the California Air Resource Board, or CARB, to implement a Low Carbon Fuels Standard for transportation fuels. The Governor’s office estimates that the standard will have the effect of increasing current renewable fuels use in California by three to five times by the year 2020.

Additional Environmental Regulations

In addition to the governmental regulations applicable to the ethanol marketing and production industries described above, our business is subject to additional federal, state and local environmental regulations, including regulations established by the EPA, the California Air Quality Management District, the San Joaquin Valley Air Pollution Control District and the CARB. We cannot predict the manner or extent to which these regulations will harm or help our business or the ethanol production and marketing industry in general.

Competition

The bio-fuel industry is highly competitive. The products we plan to introduce will encounter strong competition from many other companies, including many with greater financial resources than ours.

As the bio-fuel market continues to expand, we expect there to be significant competition from companies similar to ours, as well as from larger and more established companies. Our competitors include:

1.
Pacific Ethanol, Inc. - produces and markets renewable fuels in the western United States. It produces and sells ethanol, and provides transportation, storage, and delivery services through third-party service providers in the western United States, primarily in California, Nevada, Arizona, Washington, Oregon, and Colorado. The company’s co-products include wet distillers grain (WDG). It sells ethanol to gasoline refining and distribution companies, and WDG to dairy operators and animal feed distributors. Pacific Ethanol was founded in 2003 and is headquartered in Sacramento, California.

2.
US BioEnergy Corporation - engages in the production and marketing of ethanol and distillers grains. It also provides facilities management and marketing services to third-party ethanol producers. The company sells ethanol to refining and marketing companies, and sells distillers grains to livestock operators in the United States. In addition, it has interests in Provista, an ethanol and biodiesel marketing joint venture. US BioEnergy was founded in 2004 and is headquartered in Brookings, South Dakota.

3.
Allegro Biodiesel Corporation engages in the production of biodiesel fuel, as well as in the development of biodiesel facilities in the United States. It owns and operates a biodiesel production facility in Pollock, Louisiana, which uses renewable agricultural-based feedstock, primarily soybean oil, to produce biodiesel fuel. The company sells its biodiesel fuel to regional wholesale bulk fuel distributors. Allegro Biodiesel Corporation was founded in 1990 and is based in Los Angeles, California.

Employees

We have no full time employees at this time. All functions, including development, strategy, negotiations and clerical are currently being provided on a voluntary basis by our two officers.

Description of Property

We do not lease or own any real property. We currently maintain our corporate offices at 26 East Hawthorne Avenue, Valley Stream, NY 11580. We do not pay rent for this space because the amount of the space we use at such office is de minimis. We believe that this space will be sufficient until we start generating revenues and need to hire employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Certain statements contained in this prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of Watchtower, Inc. And the services we expect to offer and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

We are focused on becoming involved in the business of the marketing and reselling of agricultural based biodiesel (agri-biodiesel) fuels. Our goal is to source various available agri-biodiesel fuel products from many producers internationally and offer renewable alternatives to petroleum based fuels in the United States. With adequate funding we feel that we are well positioned to execute our business plan.

Plan of Operation

Over the course of the next twelve month period we plan to focus our efforts on the development of a comprehensive business and marketing plan to assist us with a successful entry into the agri-diesel market place. We recognize that our current management and Board of Directors do not have sufficient business planning experience to create and execute an effective business plan. Accordingly, it is our intention to seek out a consulting firm(s) that specializes in this arena. Additionally, we will utilize this time period to actively seek out qualified individuals who can assume key management positions to assist the company in attaining its’ stated goals.

Liquidity and Capital Resources

Our balance sheet as of June 30, 2007 reflects cash assets in the amount of $34,635. Cash and cash equivalents from inception to date have been sufficient to provide the operating capital necessary to operate to date.

We do not have sufficient resources to effectuate our business. We expect to incur a minimum of $100,000 in expenses during the next twelve months of operations. We estimate that this will be comprised mostly of professional fees including; $25,000 towards procurement of office facilities and equipment, $15,000 towards the procurement of marketing materials and website, $10,000 towards the planning of a comprehensive marketing campaign and $15,000 towards travel expenses. Additionally, $35,000 will be needed for general overhead expenses such as for salaries, corporate legal and accounting fees, office overhead and general working capital. Accordingly, we will have to raise the funds to pay for these expenses. We might do so through a private offering after this registration statement is declared effective and our shares are quoted on the Over the Counter Bulletin Board.

We will have to issue debt or equity or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding the members of our board of directors and our executive officers as of July 26, 2007:

Name	Age	Positions and Offices Held
Yisroel Guttfreund c/o David Lubin & Associates, PLLC 26 East Hawthorne Avenue Valley Stream, NY 11580	29	Director, Chairman, President and Chief Executive Officer

Yechezkel Klohr c/o David Lubin & Associates, PLLC 26 East Hawthorne Avenue Valley Stream, NY 11580	28	Director, Secretary

Mr. Yisroel Guttfreund has been our Chairman, President and CEO since we were established. Mr. Guttfreund currently owns and operates his own consulting firm and has been doing so since the spring of 2002. His area of expertise is assisting start- up companies market their products and services to the general public. To assist his clients, Yisroel employs various media outlets including print and radio broadcasting as well as various neighborhood awareness efforts. Prior to starting his own consulting business in Jerusalem, Israel, Yisroel worked as an advertising account representative for a local weekly advertising magazine called The Jerusalem Weekly during the period of 1998 through the winter of 2002. During the years of 1995 through 1998 Yisroel received a JD degree from Yeshiva Tifferet Moshe in Bnei Brak, Israel.

Mr. Yechezkel Klohr has been our secretary since we were established. Mr. Klohr is currently a freelance technical writer translating product information from English to Hebrew for various importers in Jerusalem, Israel. Yechzkel has operated in this capacity since the summer of 2003. For two years prior to this vocation, Yechezkel served as an advanced tutor for young adults to assist them in improving their skills in the English language. Additionally, Yechezkel is attending Hebrew University and anticipates graduating with a Bachelor s degree in Economics in the spring of 2008.

There are no familial relationships among any of our directors or officers. None of our directors or officers is a director in any other U.S. reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years. The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company’s subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Each director of the Company serves for a term of one year or until the successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Auditors

Wolinetz, Lafazan & Company, P.C., an independent registered public accounting firm.

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Involvement in Certain Legal Proceedings

There are no legal proceedings that have occurred within the past five years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

EXECUTIVE COMPENSATION

Summary Compensation

Since our incorporation on February 20, 2007 we have not paid any compensation to our directors or officers in consideration for their services rendered to our Company in their capacity as such. We have no employment agreements with any of our directors or executive officers. We have no pension, health, annuity, bonus, insurance, stock options, profit sharing or similar benefit plans.

Since our incorporation on February 20, 2007, no stock options or stock appreciation rights were granted to any of our directors or executive officers. We have no equity incentive plans.

Outstanding Equity Awards

Since our incorporation on February 20, 2007, none of our directors or executive officers has held unexercised options, stock that had not vested, or equity incentive plan awards.

Compensation of Directors

Since our incorporation on February 20, 2007, no compensation has been paid to any of our directors in consideration for their services rendered in their capacity as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of July 26, 2007, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 11,500,000 shares of our common stock issued and outstanding as of July 26, 2007. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock. Unless otherwise indicated, the address of each person listed is c/o Watchtower, Inc., 26 East Hawthorne Avenue, Valley Stream, NY 11580.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned

Yisroel Guttfreund	7,500,000	65%

Yechezkel Klohr	500,000	4%

All directors and executive officers as a group (two persons)	8,000,000	69%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 20, 2007 by action taken by our board of directors, we issued 7,500,000 shares of our common stock to Yisroel Guttfreund, our President, Chief Executive Officer, Chairman, and Director. The shares were issued in consideration for the payment of a purchase price equal to the par value of the shares, $0.0001 per share, which amounted in the aggregate to $750. This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended. Mr. Guttfreund was our officer and director and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

On February 20, 2007 by action taken by our board of directors, we issued 500,000 shares of our common stock to Yechezkel Klohr, our Secretary and Director. The shares were issued in consideration for the payment of a purchase price equal to the par value of the shares, $0.0001 per share, which amounted in the aggregate to $50. This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended. Mr. Klohr was our officer and director and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

DIRECTOR INDEPENDENCE

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” We do not believe that any of our directors currently meet the definition of “independent” as promulgated by the rules and regulations of the American Stock Exchange.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of July 26, 2007, by the selling security holders prior to the offering contemplated by this prospectus, the number of shares each selling security holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling security holders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. The shares were offered and sold to the selling security holders at a purchase price of $0.01 per share in private placements made in April 2007, pursuant to the exemptions from the registration under the Securities Act provided by Regulation S of the Securities Act. None of the selling security holders are affiliates or controlled by our affiliates and none of the selling security holders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

The percentages below are calculated based on 11,500,000 shares of our common stock issued and outstanding. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name of Selling Security holder	Common Shares Owned	Number of Shares Offered by Selling Security Holder	Number of Shares Owned by Selling Security holder After Offering and Percent of Total Issued and Outstanding Held Before the Offering(1)
			# of Shares	% of Class
Mrs Aliza Kahn	50,000	50,000	0	*
Mrs Penina Reichenberg	50,000	50,000	0	*
Mrs. Avigail Rothner	50,000	50,000	0	*
Mrs. Rivka Dickman	50,000	50,000	0	*
Mr. Joshua Rudoff	50,000	50,000	0	*
Mrs. Charyl Levi	50,000	50,000	0	*
Mrs. Julie Morris	50,000	50,000	0	*
Mr. Yona Bagno	50,000	50,000	0	*
Mrs Vered Cohen	50,000	50,000	0	*
Mrs Irit Duvdevani	50,000	50,000	0	*
Mrs. Esther Garfinkel	50,000	50,000	0	*
Mrs Shoshana Halberstadt	50,000	50,000	0	*
Mrs. Leora Davids	50,000	50,000	0	*
Mrs Gila Kornblum	50,000	50,000	0	*
Mrs Malke Goldberg	50,000	50,000	0	*
Mr. Gil Elmaleh	50,000	50,000	0	*
Mrs. Batsheva Fass	50,000	50,000	0	*
Mr. Haim Perlmutter	50,000	50,000	0	*
Mrs Tamara Corn	100,000	100,000	0	*
Mr. David Horovitz	100,000	100,000	0	*
Mrs. Gabriella Hammer	100,000	100,000	0	*
Mrs Suzanne Steinberg	100,000	100,000	0	*
Mrs. Shoshana Olshin	100,000	100,000	0	*
Mrs. Rebecca Darshan	100,000	100,000	0	*
Mrs. Simcha Colthof	100,000	100,000	0	*
Mrs. Dina Levin	100,000	100,000	0	*
Mrs. Tova Herrmann	100,000	100,000	0	*
Mrs. Rochel Tarajin	100,000	100,000	0	*
Mr. Benjamin Lemkin	100,000	100,000	0	*
Mrs. Rivka Siev	100,000	100,000	0	*
Mrs. Laurie Kossowsky	100,000	100,000	0	*
Mrs. Dvorah Marcus	100,000	100,000	0	*
Mrs Nava Schreiber	100,000	100,000	0	*
Mr. David Asis	100,000	100,000	0	*
Mrs. Debra Klein 16/5 Nahal Shimshon Bet Shemesh, Israel	200,000	200,000	0	1.73%

Name of Selling Security holder	Common Shares Owned	Number of Shares Offered by Selling Security Holder	Number of Shares Owned by Selling Security holder After Offering and Percent of Total Issued and Outstanding Held Before the Offering(1)
			# of Shares	% of Class
Mrs. Dina Shaw 98/3 Nahal HaYarden Bet Shemesh, Israel	200,000	200,000	0	1.73%
Mrs. Haya Shames 18 HaYasmin Bet Shemesh, Israel	200,000	200,000	0	1.73%
Mrs. Dina Blank 26B Hayasmin Street Bet Shemesh, Israel	200,000	200,000	0	1.73%
Mrs. Yamin Goldsmith 71c Rehov HaYasmin Bet Shemesh, Israel	200,000	200,000	0	1.73%

* Represents less than one percent of the total number of shares of common stock outstanding as of the date of this filing.

(1)
Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period. Based on 11,500,000 shares of common stock issued and outstanding as of July 26, 2007.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

EXPENSES OF ISSUANCE AND DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount

Accounting Fees and Expenses	$10,000.00

SEC registration fee	$13.04

Legal fees and other expenses	$15,000.00
Total	$25,013.04

PLAN OF DISTRIBUTION

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to eligible for trading on the OTCBB. We do not yet have a market maker who has agreed to file such application.

Offering by our Company

We are offering up to a maximum of 5,000,000 shares of our common stock by direct public offering on a "best efforts basis." The offering price is $0.05 per share. The shares will be sold on our behalf by our officers and directors. None of our officers or directors will receive any commissions or proceeds from the offering for selling shares on our behalf. No brokers, dealers or finders or agent for commission are involved in this offering.

The offering will commence as soon as practicable after the effective date of the registration statement relating to this prospectus. It will terminate 180 days after such effective date, but such termination date may be extended for up to an additional 90 days in our discretion. We reserve the right to terminate the offering at an earlier date, in our sole discretion, even if no shares are sold.

There are no other minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account. Funds received by us for the payment of shares subscribed for in the offering will be deposited into a bank account maintained by us and under our control and be immediately available for our use. All funds received by us will be retained by us for our use and will not be refunded.

As noted above, we will sell the shares in this offering through our officers and directors. Such persons will receive no commission from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are namely: (1) The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; (2) The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; (3) The person is not at the time of their participation, an associated person of a broker/dealer; and (4) The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be our officers and directors at the end of the offering and have not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. They will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement relating to this prospectus is declared effective by the SEC, do we intend to hold investment meetings in various states where the offering will be registered. We will not utilize the Internet or any form of paid media to advertise our offering, but rather through meetings arranged by our officers and directors and their business associates and his friends or relatives who may also distribute the prospectus to potential investors, to see who are interested in us and in making a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up or trust agreement, implicit or explicit.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement, a copy of which is included with the prospectus.

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "Watchtower, Inc."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Resale by Selling Security Holders

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (anticipated to be the OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

(a) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(b) privately negotiated transactions;

(c) market sales (both long and short to the extent permitted under the federal securities laws);

(d) at the market to or through market makers or into an existing market for the shares;

(e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Underwriters

We have no underwriter and do not intend to have one. In the event that we or any selling shareholder qualifying shares under this SB-2 sells or intends to sell by means of any arrangement with an underwriter, then we will file a post-effective amendment to this SB-2 to accurately reflect the changes to us and our financial affairs and any new risk factors, and in particular to disclose such material relevant to this Plan of Distribution.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders

At July 26, 2007, there were 11,500,000 common shares outstanding which were held by 41 stockholders of record.

Transfer Agent

We are currently serving as our own transfer agent, and plan to continue to serve in that capacity until such time as management believes it is necessary or appropriate to employ an independent transfer agent in order to facilitate the creation of a public trading market for its securities. Should our securities be quoted on any exchange or OTC quotation system or application is made to have the securities quoted, an independent transfer agent will be appointed.

Admission to Quotation on the OTC Bulletin Board

We intend to have our common stock be quoted on the OTC Bulletin Board. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

Description of Securities

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 500,000,000 common stock with par value of $0.0001, of which 11,500,000 shares are issued and outstanding as of July 26, 2007. Each holder of our shares of our common stock is entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Certificate of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, none of which is issued and outstanding. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 5,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

LEGAL MATTERS

David Lubin & Associates, PLLC has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Wolinetz, Lafazan & Company, P.C., an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Watchtower, Inc.

We have audited the accompanying balance sheet of Watchtower, Inc. (a Development Stage Company) (“the Company”) as of June 30, 2007 and the related statements of operations, stockholders’ equity and cash flows for the period February 20, 2007 (inception) to June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Also, an audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Watchtower, Inc. at June 30, 2007, and the results of its operations and its cash flows for the period February 20, 2007 (inception) to June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred an operating loss for the period February 20, 2007 (inception) to June 30, 2007, has had no revenues and has not commenced planned principal operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
July 12, 2007

WATCHTOWER, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
JUNE 30, 2007

ASSETS

Current Assets:
Cash	$34,635

Total Current Assets	34,635

Deferred Offering Costs	25,000

Total Assets	$59,635

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$26,000

Total Current Liabilities	26,000

Total Liabilities	26,000

Commitments and Contingencies

Stockholders’ Equity:
Preferred Stock, $.0001 par value; 5,000,000 shares authorized, none issued and outstanding	-
Common Stock, $.0001 par value; 500,000,000 shares authorized, 11,500,000 shares issued and outstanding	1,150
Additional Paid-In Capital	34,650
Deficit Accumulated During the Development Stage	(2,165)

Total Stockholders’ Equity	33,635

Total Liabilities and Stockholders’ Equity	$59,635

The accompanying notes are an integral part of these financial statements.

WATCHTOWER, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD FEBRUARY 20, 2007 (INCEPTION) TO JUNE 30, 2007

Net Revenues	$-

Costs and Expenses:
Start Up Costs	1,103
Professional Fees	1,000
Miscellaneous	62

Total Costs and Expenses	2,165

Net Loss	$(2,165)

Basic and Diluted Loss Per Share	$(.00)

Weighted Average Common Shares Outstanding	10,190,840

The accompanying notes are an integral part of these financial statements.

WATCHTOWER, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FEBRUARY 20, 2007 (INCEPTION) TO JUNE 30, 2007

				Deficit
			Additional	Accumulated
	Common Stock		Paid-In	During the
	Shares	Amount	Capital	Development Stage	Total

Balance, February 20, 2007	-	$-	$-	$-	$-

Common Stock Issued to Founders at $.0001 Per Share, February 20, 2007	8,000,000	800	-	-	800

Common Stock Issued to Private Investors, at $.01 Per Share, April 10, 2007	3,500,000	350	34,650	-	35,000

Net Loss for the Period	-	-	-	(2,165)	(2,165)

Balance, June 30, 2007	11,500,000	$1,150	$34,650	$(2,165)	$33,635

The accompanying notes are an integral part of these financial statements.

WATCHTOWER, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FEBRUARY 20, 2007 (INCEPTION) TO JUNE 30, 2007

Cash Flows from Operating Activities:
Net Loss	$(2,165)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Changes in Assets and Liabilities:
Increase in Accounts Payable	1,000

Net Cash Used in Operating Activities	(1,165)

Cash Flows from Investing Activities:	-

Cash Flows from Financing Activities:
Proceeds from Sale of Common Stock	35,800

Net Cash Provided by Financing Activities	35,800

Increase in Cash	34,635

Cash – Beginning of Period	-

Cash – End of Period	$34,635

Supplemental Disclosure of Non-Cash Financing Activities:
Accrual of Deferred Offering Costs	$25,000

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$-
Income Taxes Paid	$-

The accompanying notes are an integral part of these financial statements.

WATCHTOWER, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 -	Summary of Significant Accounting Policies

Organization

Watchtower, Inc. (“the Company”) was incorporated on February 20, 2007 under the laws of the State of Nevada. The Company has selected December 31 as its fiscal year.

The Company has not yet generated revenues from planned principal operations and is considered a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7. The Company intends to market and resell agricultural based bio-diesel fuels. There is no assurance, however, that the Company will achieve its objectives or goals.

Cash and Cash Equivalents

The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company utilizes the accrual method of accounting.

Advertising Costs

Advertising costs will be charged to operations when incurred. The Company did not incur any advertising costs during the period ended June 30, 2007.

Income Taxes

The Company accounts for income taxes using the asset and liability method described in SFAS No. 109, “Accounting For Income Taxes”, the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Loss Per Share

The computation of loss per share is based on the weighted average number of common shares outstanding during the period presented. Diluted loss per common share is the same as basic loss per common share as there are no potentially dilutive securities outstanding (options and warrants).

Deferred Offering Costs

Deferred offering costs represents costs incurred in connection with the proposed initial public offering of the Company’s common stock. Upon successful completion of such offering, the aggregate offering costs will be charged to additional paid-in capital. In the event that the proposed offering is unsuccessful, the aggregate offering costs will be charged to operations in the appropriate period.

WATCHTOWER, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 -	Summary of Significant Accounting Policies (Continued)

Research and Development

Research and development costs will be charged to expense in the period incurred. The Company did not incur any research and development costs during the period ended June 30, 2007.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying value of cash and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

Research and Development

Research and development costs will be charged to expense as incurred. The Company did not incur any research and development costs during the period ended June 30, 2007.

Recently Issued Accounting Pronouncements

SAB 108

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB 108 requirements that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. The Company has considered the SAB 108 to be not material.

SFAS 157

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157). SFAS 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS 157 is effective for the Company’s year end 2008, although early adoption is permitted. The Company has considered SFAS 157 to be not material.

WATCHTOWER, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 2 -	Going Concern

The Company is a development stage Company and has not commenced planned principal operations. The Company had no revenues and incurred a net loss of $2,165 for the period February 20, 2007 (inception) to June 30, 2007. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

The Company is attempting to address its lack of liquidity by raising additional funds, either in the form of debt or equity or some combination thereof. The Company currently plans to raise gross proceeds of approximately $250,000 through an offering 5,000,000 shares of its common stock at $.05 per share. There can be no assurances that the Company will be able to raise the additional funds it requires.

NOTE 3 -	Common Stock

In February 2007 the Company issued 8,000,000 shares of common stock valued at $800 to the Founders of the Company for services.

In April 2007 the Company sold 3,500,000 shares of common stock for $35,000 to private investors.

NOTE 4 -	Preferred Stock

The Company’s Board of Directors may, without further action by the Company’s stockholders, from time to time, direct the issuance of any authorized but unissued or unreserved shares of preferred stock in series and at the time of issuance, determine the rights, preferences and limitations of each series. The holders of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the common stock. Furthermore, the board of directors could issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the common stock.